UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 12, 2014
Cyan, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35904	20-5862569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1383 N. McDowell Blvd., Suite 300, Petaluma, California 94954
(Address of principal executive offices, including ZIP code)
(707) 735-2300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Note & Warrant Offering

On December 12, 2014, Cyan, Inc. (the “Company”) closed the sale of $50,000,000 aggregate principal amount of 8.00% Convertible Senior Secured Notes due 2019 (the “Notes”) and related warrants (the “Warrants”) to purchase up to an aggregate 11,250,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in a private placement to qualified institutional buyers and accredited investors pursuant to the exemption from the provisions of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act and Regulation D (the “Offering”).

The Company used a portion of the net proceeds of the Offering to (i) repay in full of all amounts outstanding under the term loan facility governed by the Loan and Security Agreement with Silicon Valley Bank totaling $3.5 million, and (ii) deposit approximately $12.0 million into an escrow account which also contains an amount of permitted securities sufficient to fund, when due, the total aggregate amount of the first six scheduled semi-annual interest payments on the Notes, excluding additional interest, if any.

Note & Warrant Purchase Agreements

On December 4, 2014 Company entered into purchase agreements (the “Purchase Agreements”), with various purchasers (collectively, the “Purchasers”) for the sale of $50,000,000 aggregate principal amount of Notes and related Warrants. Certain parties affiliated with the Company purchased $17,000,000 in aggregate principal amount of Notes and related Warrants. Mark Floyd, chief executive officer of the Company and chairman of the Company’s board of directors (the “Board”) purchased $2,000,000 in aggregate principal amount of Notes and Warrants, Michael Hatfield, president of the Company and a member of the Board purchased $4,000,000 in aggregate principal amount of Notes and related Warrants, and affiliated funds of Norwest Venture Partners, with whom Promod Haque, a member of the Board, is affiliated, purchased $11,000,000 in aggregate principal amount of Notes and related Warrants.

The foregoing description of the Purchase Agreements is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreements, the form of which is filed herewith as Exhibit 10.1 and the terms of which are incorporated into this Item 1.01 by reference.

Indenture

On December 12, 2014, in connection with the Offering, the Company entered into an indenture by and among the Company, the subsidiary guarantors from time to time party thereto and U.S. Bank National Association, as trustee (the “Indenture”), and issued the Notes pursuant thereto. The Notes bear interest at a rate of 8.00% per year, payable semi-annually in arrears on June 15 and December 15 of each year, with interest beginning to accrue from December 12, 2014. The Notes will mature on December 15, 2019, unless earlier converted, redeemed or purchased by the Company.

The initial conversion rate is 409.3998 shares of Common Stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $2.44 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture) or redemption by the Company, the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change or redemption, as applicable.
Prior to January 15, 2016 the Notes will be convertible only as a result of specified corporate events. Upon conversion, the Notes will be settled in cash, shares of the Company’s Common Stock or any combination thereof at the Company’s option, provided that unless and until the Company has obtained the requisite stockholder approvals, as described more fully in the Indenture, (i) with respect to Notes other than Notes purchased by affiliates of the Company, the Company will be required to satisfy its conversion obligation by delivering a combination of cash and shares of its Common Stock with a specified dollar amount per $1,000 principal amount of Notes of at least $1,000 for all Notes submitted for conversion, which means the Company will be obligated to settle its conversion obligation by paying up to at least the principal amount of such notes in cash, and delivering shares of its Common Stock for the remaining settlement amount, if any, in excess of the specified dollar amount, (ii) if the number of shares of Common Stock deliverable for the settlement amount in excess of the specified dollar amount would result in the issuance of shares in excess of the conversion share cap, as described more fully in the Indenture, then the Company will pay cash in lieu of the shares that would otherwise be deliverable in respect any trading day during the relevant observation period based on the daily VWAP for such trading day and (iii) with respect to affiliate notes, the Company will be required to satisfy its conversion obligation by paying cash for the settlement amount of all affiliate notes submitted for conversion. On and after January 15, 2016 and prior to the close of business on the business day immediately preceding June 15, 2019, the Notes will be convertible only under the following circumstances (1) if, for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending within five trading days prior to a conversion date, the last reported sale price of the Company’s Common Stock on such trading day exceeds the applicable conversion price on each such trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s Common Stock and the conversion rate for the Notes on each such trading day; (3) upon the occurrence of specified corporate events or (4) if the Company calls the Notes for redemption. On or after June 15, 2019 until the close of the business day immediately preceding the maturity date, holders may convert all or a portion of their Notes at any time, regardless of the foregoing circumstances.
The Company may not redeem the Notes prior to December 20, 2017. The Company may redeem for cash all, but not less than all, of the Notes, at its option, on or after December 20, 2017, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date if the last reported sale price of the Company’s Common Stock for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending within three trading days prior to the date the Company delivers written notice of the redemption is greater than or equal to 140% of the conversion price on each applicable trading day. No sinking fund is provided for the notes. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to purchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid special interest to, but excluding, the fundamental change purchase date.
The Notes are secured by a first-priority lien, subject only to certain permitted liens and certain excluded assets, on substantially all of the Company’s and the subsidiary guarantors’ assets, whether now owned or hereafter acquired, including license agreements, general intangibles, accounts, instruments, investment property, intellectual property and any proceeds of the foregoing. The guarantees of each subsidiary guarantor will be a senior secured obligation of such subsidiary guarantor and will have the same ranking with respect to indebtedness of such subsidiary guarantor as the notes will have with respect to the Company’s indebtedness.

The Notes are the Company’s senior secured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; will rank effectively senior to any of the Company’s unsecured indebtedness to the extent of the value of the collateral securing the Notes; will rank equal in right of payment to the Company’s existing and future liabilities that is not so subordinated to the Notes; and will rank structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s existing and future subsidiaries that do not guarantee the Notes.
The Company deposited approximately $12 million of the aggregate principal amount of Notes sold pursuant to the Offering into an escrow account. The escrow account will contain an amount of permitted securities sufficient to fund, when due, the first six scheduled semi-annual interest payments on the Notes.
The following events are considered “events of default” under the Indenture, which may result in the acceleration of the maturity of the Notes:

(1)
the Company defaults in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 5 business days on or prior to December 15, 2017 or 30 calendar days for any Interest Payment Date occurring thereafter;

(2)	the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)
failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;

(4)	failure by the Company to give a fundamental change notice or notice of a specified corporate transaction (each as described in the Indenture) when due with respect to the Notes;

(5)	failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6)
failure by the Company to comply with any of its other agreements contained in the Notes or Indenture for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received;

(7)
failure by the Company or any of its significant subsidiaries (as defined in the Indenture) to pay in excess of $5 million (or its foreign currency equivalent) aggregate principal amount of indebtedness for borrowed money when due and payable (after any applicable cure period), whether at its stated maturity, mandatory prepayment, upon declaration of acceleration or otherwise, which continues for 30 days after notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture, unless such indebtedness has been paid or discharged or such indebtedness ceases to be then due and payable as a result of a waiver, consent, cure, rescission or annulment of declaration of acceleration or otherwise;

(8)
a final judgment for the payment of $5 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiaries (as defined in the Indenture), which judgment is not discharged or stayed within 60 days;

(9)	certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries (as defined in the Indenture);

(10)	the pledge and escrow agreement ceases to be in full force and effect and enforceable prior to its expiration in accordance with its terms;

(11)
any related security document (as defined in the Indenture) (other than pursuant to the terms thereof) ceases to create a valid security interest in the collateral purported to be covered thereby or such security interest shall for any reason (other than pursuant to or as expressly permitted by the terms of the Indenture or of the related security documents or the failure of the Collateral Agent to take any action within its control) ceases to be a perfected and first priority security interest (subject only to permitted liens (as defined in the Indenture)), and such failure continues for 30 calendar days;

(12)
any material provision of any related security document (as defined in the Indenture) for any reason ceases to be valid and binding on or enforceable against the Company or any subsidiary guarantor (as defined in the Indenture) or the Company or any subsidiary guarantor denies or disaffirms its obligations under any related security document; or

(13)
the Note guarantee of any subsidiary guarantor (as defined in the Indenture) ceases to be in full force and effect or is declared null and void in a judicial proceeding or any subsidiary guarantor denies or disaffirms its obligations under this Indenture or its Note guarantee.

If such an event of default, other than an event of default described in clause (9) above with respect to the Company, occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture, which is included as Exhibit 4.1 hereto and is incorporated herein by reference.

Warrant Agreements
Pursuant to the Purchase Agreements, on December 12, 2014, the Company issued the Warrants to the applicable Purchasers. The Warrants entitle the holders to purchase, in the aggregate 11,250,000 shares of Common Stock, subject to customary anti-dilution adjustments and the net share settlement and cash settlement provisions under the Warrants, at an initial strike price of $3.62 per share, subject to adjustment. In the event of a fundamental transaction, as described more fully in the Warrants, the holders of the Warrants will be deemed to have automatically exercised the Warrants.
The Warrants are exercisable at any time on or after January 15, 2016 and expire on December 15, 2017. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice and either by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise or through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, the Company will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price. Notwithstanding the foregoing, unless and until the Company has received the requisite stockholder approvals, the Company will be required to cash settle any exercises of the warrants in accordance with the formula set forth in the Warrants.
The foregoing description of the Warrants is qualified in its entirety by the copy of the form of warrant agreement, which is included as Exhibit 4.2 hereto and is incorporated herein by reference.

Security and Pledge Agreement

On December 12, 2014, to secure the Notes, the Company entered into a security and pledge agreement by and among the Company, the other grantors from time to time party thereto and U.S. Bank National Association, as collateral agent (the “Security Agreement”), pursuant to which the Company granted a continuing security interest in all of its right, title, and interest in and to the collateral described in the Security Agreement, which includes substantially all of the Company’s assets, whether now owned or hereafter acquired, including license agreements, general intangibles, accounts, instruments, investment property, intellectual property and any proceeds of the foregoing, in favor of the collateral agent in order to secure the prompt and complete payment, observance and performance of, among other things, the Company’s obligations under the Security Agreement and the Indenture, whether now existing or arising hereafter.

The foregoing description of the Security Agreement does not purport to be complete and is qualified in its entirety the form of Security Agreement, which is included as Exhibit 10.2 hereto and is incorporated herein by reference.

Investor Rights Agreement

On December 12, 2014, in connection with the Offering, the Company entered into an Amended and Restated Investors’ Rights Agreement (the “Rights Agreement”) between the Company, each Purchaser who is an affiliate of the Company, and certain other parties to the existing Amended and Restated Investors’ Rights Agreement with the Company, dated December 9, 2011.  The Rights Agreement will provide each party thereto, among other things and subject to the terms and conditions therein, with the right to require the Company to file a registration statement with the United States Securities and Exchange Commission in respect of any securities in the Company held by each such signatory, to facilitate the sale of such securities on the same basis, and in the same circumstances, as each of the investors that are a party to the existing Amended and Restated Investors’ Rights Agreement.

The foregoing description of the Rights Agreement is not complete and is qualified in its entirety by reference to the full text of the Rights Agreements, the form of which is filed herewith as Exhibit 4.3 and the terms of which are incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information contained under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained under Item 1.01 above is incorporated into this Item 3.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
4.1	Indenture, dated as of December 12, 2014, by and between Cyan, Inc. and U.S. Bank National Association, as trustee and collateral agent.
4.2	Form of Warrant Agreement.
4.3	Amended and Restated Investors’ Rights Agreement, dated December 12, 2014, by and among Cyan, Inc. and certain of its stockholders.
10.1	Form of Purchase Agreement.
10.2	Security and Pledge Agreement, dated as of December 12, 2014, by and between Cyan, Inc. and U.S. Bank National Association, as collateral agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2014	Cyan, Inc.

/s/ Kenneth M. Siegel
Kenneth M. Siegel Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of December 12, 2014, by and between Cyan, Inc. and U.S. Bank National Association, as trustee and collateral agent.
4.2	Form of Warrant Agreement.
4.3	Amended and Restated Investors’ Rights Agreement, dated December 12, 2014, by and among Cyan. Inc. and certain of its stockholders.
10.1	Form of Note & Warrant Purchase Agreement.
10.2	Security and Pledge Agreement, dated as of December 12, 2014, by and between Cyan, Inc. and U.S. Bank National Association, as collateral agent.